                               PURCHASE AGREEMENT


                                     BETWEEN


                             AM COMMUNICATIONS, INC.

                                  1900 AM DRIVE

                              QUAKERTOWN, PA 18951


                                       AND


                            LUCENT TECHNOLOGIES INC.


             FOR THE PURCHASE OF TRANSPONDER BASED MONITORING SYSTEM


                                CONTRACT G17826D


                             EFFECTIVE APRIL 1, 1996

                                                      CONTRACT NO. G 17826 D



                         TABLE OF CONTENTS

                                                              PAGE
MATERIAL ...................................................    1
PRICE ......................................................    1
F.O.B ......................................................    1
FREIGHT CLASSIFICATION .....................................    1
TERMS OF PAYMENT ...........................................    1
SPECIFICATIONS OR DRAWINGS .................................    1
LIST SPECIFICATIONS ........................................    2
DEFINITIONS ................................................    2
BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY ........    3
BAR CODE SHIPPING AND RECEIVING LABELS .....................    3
ELECTRONIC DATA INTERCHANGE (EDI) ..........................    3
INNOVATIONS OR CHANGES .....................................    4
CLAUSE HEADINGS ............................................    4
DEFAULT ....................................................    4
MCU/MCR PRODUCT CONFORMANCE ................................    5
EMERGENCY SERVICE ..........................................    5
GOVERNMENT CONTRACT PROVISIONS .............................    6
INSTALLATION/CUTOVER ASSISTANCE ............................    6
INDEMNITY ..................................................    6
INSURANCE ..................................................    6
INSIGNIA ...................................................    7
MARKING ....................................................    8
NON-COMMITMENT SUPPLIER INITIATED STOCKING PROGRAM .........    8
NONEXCLUSIVE MARKET RIGHTS .................................    8
NOTICES ....................................................    8
OFFSETTING OF INVOICES .....................................    9
PRODUCT DOCUMENTATION ......................................    9
PUBLICITY ..................................................    9
REGISTRATION AND RADIATION STANDARDS .......................    9
REJECTIONS .................................................   10
SEVERABILITY ...............................................   10
SERVICES ...................................................   10
STANDARD NATIONAL/ASSIGNMENT ORDER .........................   10
TECHNICAL SUPPORT ..........................................   10
TERMINATION OF CONTRACT OR PURCHASE ORDERS .................   11
TRAINING ...................................................   11
TOXIC SUBSTANCES AND PRODUCT HAZARDS .......................   12
CFC PACKAGING ..............................................   13
OZONE DEPLETING SUBSTANCES LABELING ........................   13
HEAVY METALS IN PACKAGING ..................................   13
TIMELY PERFORMANCE .........................................   13

                                                      CONTRACT NO. G 17826 D



                         TABLE OF CONTENTS

                                                              PAGE

WARRANTY ...................................................   14
SUPPLIERS INFORMATION ......................................   15
MEDIATION ..................................................   15
ORDER PLACEMENT ............................................   15
QUALITY" ...................................................   15
ASSIGNMENT BY COMPANY ......................................   15
UTILIZATION OF MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES   17

                                                                    PD-60-59A







                               GLOBAL PROCUREMENT
                                 GUILFORD CENTER
                                 P.O. BOX 25000
                            GREENSBORO, NC 27420-5000
                             AREA CODE 910-279-7000

                                                       CONTRACT NO. G 17826D
                                                          PAGE 1 OF 21 PAGES



AM COMMUNICATIONS, INC.                     ACCEPTANCE SHALL BE INDICATED BY
Attn:  Mr. David Delane                     SIGNING AND RETURNING DUPLICATE TO:
1900 AM Drive                               J. B. PHIPPS - GM1094010
Quakertown, PA  18951


LUCENT TECHNOLOGIES INC. ("Company") agrees to purchase and AM Communications, Inc. ("Supplier") agrees to sell in accordance with the terms and conditions stated in this Agreement and Attachment A to this Agreement and the terms and conditions set forth on the reverse side of page one of this Agreement.

MATERIAL - Such quantities of Transponder based Status Monitoring System (the "MATERIAL") as set forth in Attachment A of Supplier's manufacture as may be ordered by Company during the period from April 1, 1996 through March 31, 2001.

This Agreement is a non-commitment Agreement and MATERIAL shall be furnished by Supplier on an as-ordered basis.

MANUFACTURING INTERVAL - See Attachment A.

PRICE - As set forth in Attachment A.

F.O.B. - Quakertown, PA - Freight Collect

FREIGHT CLASSIFICATION - ELECTRONIC APPLIANCES OR INSTRUMENTS, NOI.

TERMS OF PAYMENT - Net 30 DaysNT

INSPECTION - Paragraph 1 on Reverse Side of Page 1 Applies.

SPECIFICATION OR DRAWINGS - The following specifications, copies of which Supplier has in its possession, as changed from time to time with Supplier's written approval, is hereby made a part of this Agreement. The material shall comply in all respects to such specifications.

Applicable to PD-60-59 and 59A

                           TERMS AND CONDITIONS (3-94)

ASSIGNMENT AND SUBCONTRACTING - Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or delegate or subcontract any Work or other obligation to be performed or owed under this Agreement without the prior written consent of Company. Any attempted assignment, delegation or subcontracting in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to impose upon Company obligations to the assignee additional to the payment of such monies, or to preclude Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due. All Work performed by Supplier's subcontractor(s) at any tier shall be deemed Work performed by Supplier.

CHOICE OF LAW - The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. The parties agree that the provisions of the New Jersey Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement. Supplier agrees to indemnify, defend (at Company's request) and save harmless Company, its affiliates, its and their customers and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from any failure to do so.

ENTIRE AGREEMENT - This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. All references in these terms and conditions to this Agreement or to Work, services, material, equipment, products, software or information furnished under, in performance of, pursuant to, or in contemplation of, this Agreement shall also apply to any orders issued pursuant to this Agreement. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Additional or different terms inserted in this Agreement by Supplier, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless expressly consented to by Company in writing. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. The term "Work" as used in this Agreement may also be referred to as "services."

FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors ("force majeure conditions"). Notwithstanding the foregoing, Supplier's liability for loss or damage to Company's material in Supplier's possession or control shall not be modified by this clause. If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The party affected by the other's delay or inability to perform may elect to: (1) suspend this Agreement or an order for the duration of the force majeure condition and (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the force majeure condition ceases, resume performance under this Agreement or an order with an option in the affected party to extend the period of this Agreement or order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least fifteen (15) days, terminate, at no charge, this Agreement or an order or the part of it relating to material not already shipped, or services not already performed. Unless written notice is given within forty-five (45) days after the affected party is notified of the force majeure condition, (1) shall be deemed selected.

GOVERNMENT CONTRACT PROVISIONS - The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S. Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action For Disabled Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein the terms "contractor" and "subcontractor" shall mean "Supplier". In addition, orders placed under this Agreement containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto.

IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any copy or semblance of any trade trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of Lucent Technologies, Inc. or its affiliates, or evidence of inspection by or for any of them. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company, and, shall indemnify, defend (at Company's request) and save harmless Lucent Technologies Inc. and its affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of Supplier's failure to so remove or obliterate.

IMPLEADER - Supplier shall not implead or bring an action against Company or its customers or the employees of either based on any claim by any person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of material or services furnished under this Agreement.

INFRINGEMENT - Supplier shall indemnify and save harmless Company, its affiliates, its and their customers, and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as Company) from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any proved or unproved claim (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. Company or Supplier (at Company's request) shall defend or settle, at its own expense, any demand, action or suit on any Infringement Claim against the other for which it is the indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such claim.

INVOICING - Supplier shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four
(24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used. No minimum billing charges are permitted unless expressly authorized in this Agreement.

PAYMENT TERMS - Unless payment terms more favorable to Company appear on Supplier's invoice and Company elects to pay on such terms, invoices shall be paid in accordance with the terms stated in this Agreement, and due dates for payment of invoices shall be computed from the date of receipt of invoice by Company.

PRODUCT CONFORMANCE REVIEWS - Section (1) or (2) applies if either is indicated in this Agreement or order. Section (3) applies to both sections (1) and (2).
(1) All material is subject to a Product Conformance Review ("Review") prior to shipment. Supplier shall notify Company's Global Manufacturing and Engineering (GM&E) organization when material is ready for such Review. (2) Supplier may ship material without a Review but Company may perform such Review prior to shipment by giving Supplier notice to that effect, in which event Supplier shall notify Company's GM&E organization when material is ready for such Review. (3) Supplier will provide, without charge, any production testing facilities and personnel required to perform or assist in the Review as specified in the applicable Quality Program Specification or other quality specification provided under this Agreement or order. Company's Reviews as set forth in sections (1) and (2) may only be waived by written notification from Company's GM&E organization.

RELEASES VOID - Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

RIGHT OF ENTRY AND PLANT RULES - Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements if applicable.

SHIPPING - Supplier shall: (1) ship the material covered by this Agreement or order complete unless instructed otherwise: (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by Company; (4) place the Agreement and order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and
(6) mark the Agreement and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without a writing. If Supplier does not comply with the terms of the FOB clause of this Agreement or order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased costs incurred by Company as a result of Supplier's noncompliance.

SUPPLIER'S INFORMATION - Supplier shall not provide under, or have provided in contemplation of, this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disk, semiconductor memory or other information-conveying tangible article, unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary.

SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including, by way of illustration only and not limitation, those in the clauses COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INDEMNITY, INFRINGEMENT, INSURANCE, RELEASES VOID, USE OF INFORMATION and WARRANTY, shall survive termination, cancellation or expiration of this Agreement.

TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

TITLE AND RISK OF LOSS - Title and risk of loss and damage to material purchased by Company under this Agreement shall vest in Company when the material has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services including, but not limited to, unloading, installation, or testing, to be performed after delivery, Supplier shall retain title and risk of loss and damage to the material until the additional services have been performed. Notwithstanding the foregoing sentence, if Supplier is expressly authorized to invoice Company for material upon shipment or prior to the performance of additional services, title to such material shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company as provided in the foregoing sentence.

USE OF INFORMATION - Supplier shall view as Company's property any idea, data, program, technical, business or other tangible information, however conveyed, and any document, print, tape, disk, tool, or other tangible information-conveying or performance-aiding article owned or controlled by Company, and provided to, or acquired by, Supplier under or in contemplation of this Agreement (Information). Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request any such article or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

WAIVER - The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

WARRANTY - Supplier warrants to Company and its customers that material furnished will be new, merchantable, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue for the longer of (a) the warranty period applicable to Company's sales to its customers of the material or of products which incorporate the material, (b) one year after the material is accepted by Company or (c) such greater period as may be specified elsewhere in this Agreement. Supplier also warrants to Company and its customers that services will be performed in a first class, workmanlike manner. In addition, if material furnished contains one or more manufacturers' warranties, Supplier hereby assigns such warranties to Company and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at Company's option, returned for refund, repaired, replaced or reperformed by Supplier at no cost to Company or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier. Repaired and replacement material shall be warranted as set forth above in this clause.

LIST SPECIFICATIONS

See Attachment D

In accordance with the notification requirements outlined in the clause NOTICES, Supplier shall provide Company with at least sixty (60) days prior written notice of a change involving form, fit and function (including any updates or enhancements) proposed to be made by Supplier in the MATERIAL furnished pursuant to said Specifications under this Agreement.

If Company, in its sole discretion, does not agree to the change proposed by Supplier, then in addition to all other rights and remedies at law or equity or otherwise, and without any cost to or liability or obligation of Company, Company shall have the right to terminate this Agreement and to terminate any or all purchase orders for MATERIAL affected by such change.

Supplier agrees to continue to supply MATERIAL to Company pursuant to the specifications for the term of this Agreement. If Supplier is unable to continue to thus supply or discontinues manufacture of MATERIAL, Company shall be entitled to one year's advance notice, plus a manufacturing license and appropriate specifications and drawings to enable requirements of the specifications. Company shall have the right to review the test setups, test procedures, and test data used by Supplier in meeting the specifications.

DEFINITIONS

The following terms, when utilized herein, have the respective indicated meanings:

         "Product" means the HFC 2000 Monitoring System, developed by Supplier specifically for the Company.

         "Product Proprietary Rights" means rights in all inventions, know-how, discoveries, improvements, designs, programs, source codes, algorithms, circuit designs, protocols and other confidential information, including all intellectual property rights in the foregoing made, conceived or acquired by Supplier in the development of the Product, exclusive of Supplier Proprietary Rights.

         "Supplier Proprietary Rights" means rights in all inventions, know-how, discoveries, improvements, designs, programs, source codes, algorithms, circuit designs, protocols and other confidential information, including all intellectual property rights in the foregoing, which either are or were owned by or in the possession of Supplier prior to the commencement of the development project for the Product.

         "Product Proprietary Rights" means rights in all inventions, know-how, discoveries, improvements, designs, programs, source codes, algorithms, circuit designs, protocols and other confidential information, including all intellectual property rights in the foregoing made, conceived or acquired by Supplier in the development of the Product, exclusive of Supplier Proprietary Rights.

         "Supplier Proprietary Rights" means rights in all inventions, know-how, discoveries, improvements, designs, programs, source codes, algorithms, circuit designs, protocols and other confidential information, including all intellectual property rights in the foregoing, which either are or were owned by or in the possession of Supplier prior to the commencement of the development project for the Product.

BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY

Either party may terminate this Agreement by notice in writing:

      1) if the other party makes an assignment for the benefit of creditors (other than solely an assignment of monies due); or

      2) if the other party evidences an inability to pay debts as they become due, unless adequate assurance of such ability to pay is provided within thirty (30) days of such notice.

If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

 - No later than (negotiable), Supplier shall at its sole expense place Company's specified bar code labels on all shipping packages and containers for the material shipped under this Agreement. Such bar code labels and the placement thereof shall meet the "Shipping & Receiving Bar Code Label Standard Lucent Technologies Inc. 801-001-105," Issue 3 (a copy of which Supplier has in its possession). Company may change such specification upon written notice to Supplier and Supplier shall comply with such changes.

- - Supplier and Company agree that they will use electronic means of issuing purchase orders, acknowledgements, purchase order changes, ship notices, or such other purchasing communications as may be agreed upon by Supplier and Company for transactions under this Agreement ("Electronic Data Interchange" or "EDI"). Such EDI shall be effective on April 30, 1996. In order to implement and operate such EDI, Supplier shall, no later than April 30, 1996, at its sole expense obtain, make fully operational and maintain all equipment, software and other materials set forth in Company's EDI Planning Guide (a copy of which Supplier has in its possession). Supplier shall also execute an Electronic Purchasing Agreement with Company at the time of execution of this Agreement.

 - Each party shall periodically review the material produced and if a change appears appropriate to reduce costs or to improve quality, such change shall promptly be described in a written proposal signed by the Representative of the submitting party. Supplier shall comment in writing on each such proposal regardless of its origin within a reasonable time stating whether or not such change is in Supplier's opinion technically proper and feasible and setting forth a charge or credit, as the case may be, fully reflecting increases or decreases in price resulting from (a) the addition or deduction of labor or materials and (b) increases or decreases in Supplier's other costs directly connected with the proposed change. If Company elects to make the proposed change, a change order shall be prepared, approved by Company's Representative, and signed by both parties setting forth the change, its effect on prices or delivery dates or both, and if material is in production what items of material will be affected.

For purpose of this Agreement, the term "change" includes but is not limited to:

      1.   A change in the specification;

      2.   A change in the drawings or the design;

      3.   A change in the method or manner or performance of the work; and

      4. A change in Company or Supplier furnished facilities, equipment, materials, or services.

If the change results in a reduction in the unit price, such reduction shall be shared equally between Company and Supplier, and one-half of the reduction in the unit price shall be made immediately following Company's written approval of the change and implementation of said change by Supplier. If Company suggest a change which results in a price decrease of the item, then the entire reduction shall be passed on to Company and not shared with Supplier.

- - The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

 - In the event Supplier shall be in breach or default of any of the terms, conditions, or covenants of this Agreement or any purchase order and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to Supplier thereof by Company, then in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel this Agreement and/or purchase orders placed by Company without any charge to or obligation or liability of Company.

 - Supplier agrees to use its best efforts to ensure that future changes/enhancements made by Supplier to this product will not interfere with Company's customer ATS Network.

Supplier agrees to freeze, i.e., (not make any changes) to Supplier's current version of the MCU/MCR firmware that Supplier will supply to Company under the terms and conditions of the Agreement.

Supplier shall develop and turn over to Company, Supplier's current specification including both the interface protocol as well as the operational behavior. This specification will be in such form as to allow Company sufficient data to either turn it over to another supplier for manufacture or to manufacture itself. Such specification shall be subject to Company's review and acceptance.

Supplier will make its best efforts to keep their MCU/MCR software compatible with Supplier's current specification and maintain a documentation trail regarding all future changes and communicate these changes to Company in writing when required by Company.

In the event Company decides to update Suppliers firmware changes made by Supplier, Company will be allowed to do so free of cost. Company will be responsible for system testing these changes and pay Supplier for any MCU/MCR software changes as part of this upgrade at a mutually agreed price.

 - Supplier shall attain and maintain "acceptable" ratings on all quality system elements per a Quality System Audit (QSA) specified by Company, and periodically performed by Company.

Supplier shall insure that all manufacturing and design operations which contribute to the design, development, production, and service of MATERIAL are ISO 9001 certified by date to be mutually determined.

Supplier shall establish an end of line Quality Assurance product audit on MATERIAL by date to be mutually determined (date). The focus of this audit shall be to replicate user application of MATERIAL as specified to customer. Test and examination of MATERIAL under the quality audit be at a system level, and shall include but it not limited to:

      a) Exercising said MATERIAL over the full spectrum of temperature ranges over which MATERIAL is designed to operate.

      b) Full operation of MATERIAL over a period of time not less than 72 hours.

      c) A system for continuous monitoring of all primary and ancillary product functions and fault detection of the MATERIAL while under this test.

Supplier also agrees to continously review customer return (defect) data to insure that the scope of the Quality Assurance audit function, includes the requirement(s)/condition(s) under which the return failed.

Supplier agrees to perform a detailed failure mode analysis of all MATERIAL found defective through the Quality Assurance audit in line with the requirements and process outlined.

Supplier shall establish a program of tracking return rates. MATERIAL which has been in operation for any period of time up to, and including one full year shall be considered part of this tracking program. For the purpose of this artile, the term "circuit packs" shall be used to define the lowest replaceable unit of MATERIAL supplier to Company.

For the purpose of calculating the return rate, the following definitions apply:

RTM(x) = The quality of circuit packs which were manufactured in the Target Month; (x) that have been returned during the period beginning 4 months after the Target Month and ending after 15 months from the Target Month.

PTM(x) =       The total number of circuit packs manufactured in the Target
               Month; (x).

All returns will be included in the calculation of the return rate including, but not limited to, failures, no trouble founds, and recalls.

A Target Quarter Return Rate (TQRR) is to be calculated using the following:

Where:

      "(1)" refers to the first month of the Target Quarter "(2)" refer to the second month of the Target Quarter "(3)" refers to the third month of the Target Quarter

This calculation shall be made on a quarterly basis for the product manufactured under this contract.

The Supplier agrees to update and report TQRR's on a quarterly basis to Company, and to comply with the Annual Return Rate (AAR) requirement in accordance with the following schedule:

    Manufacture                                                     Annual
       Year                        Requirement                 Measurement Due

  Jan 94 - Dec 94                  xx in 10,000                 April, 1996
  Jan 95 - Dec 95                  xx in 10,000                 April, 1997
  Jan 96 - Dec 96                  xx in 10,000                 April, 1998
  Jan 97 - Dec 97                  xx in 10,000                 April, 1999

The ARR is 10,000 times the summation of the number of returns received for the Target Months of the Manufacture year divided by the summation of the manufacturing populations for the Target Months of the Manufacture Year.

Supplier shall maintain a system for tracking and analysis all defective MATERIAL returned, as well as any MATERIAL failures which occur through the Company's end of the line quality assurance audit. For all MATERIAL in the above two categories, Supplier agrees to perform a failure mode analysis, which at a minimum will be down to the component level. Component level failure modes will be recorded, and failed components found defective will be accumulated for the purpose of determined repetitive occurences.

MATERIAL shall be considered defective if it fails to meet the specifications under this Agreement (including performance, appearance specifications, and warranty requirements), or if during customer testing, installatino, or use, the MATERIAL fails to operate as expected to specified.

If the return rate is excess of the requirements as outlined herein, or repetitive occurrences are observed with regard to component level failures then the Supplier shall provide a written Correction Action Report to the Company, explaining in detail the nature of the problem detected, and the step(s) Supplier proposes to correct the problem. As part of the plan to correct the problem, it is agreed that the Supplier shall:

a)    Incorporate the remedy in affected MATERIAL.

b) Ship all subsequent MATERIAL incorporating the required modification correcting the problem at no additional charge to Company; and

c) Repair and/or replace previously shipped MATERIAL that may contain the same problem trend. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, Supplier shall reimburse Company for such costs. Supplier shall bear risk of in transit loss and damage for such repaired and/or replaced MATERIAL.

      Supplier and Company shall mutually agree in writing as to the implementation schedule of the corrective action plan. Supplier agrees to use its best efforts to implement the plan in accordance with the agreed upon schedule. It is also agreed that the Company shall be entitled to postpone at no charge to Company, further deliveries of orders until such time as the remedy is implemented consistent with this Article.

      In the event that the Supplier 1) fails to meet the customer return rate established herein by more than xx% during any period of three months or more, then Company may 1a) develop and implement such remedy for already purchased MATERIAL defined under the Corrective Action Plan, the cost of which will be borne by the Supplier; and/or 2a) cancel or postpone other orders and/or terminate this Agreement subject tot he provisions of
      Article xx (the Article referenced should be the article pertaining to Cancellation and/or termination of this Agreement) Supplier reserves the right, as a substitution for 1a) to 2a) above, to instruct Company to return all MATERIAL that is affected by the problem for full refund, payable by Supplier to Company within thirth (30) days after receipt of returned material (with risk of loss or in-transit damage to be borne by Supplier).

      In the event that Supplier fails to complete and issue Corrective Action Reports as required herein, Company may put Supplier on notice that continued non-compliance for more than 30 days could result in cancellation or postponement of orders and/or terminate this Agreement subject to the provisions of Article xx (Note: Reference the Article pertaining to termination/cancellation of this Agreement).

      As part of a program of continuous improvement, Supplier agrees to establish annually, improvement goals for a series of key quality objectives. These goals should include, but are not limited to a) customer return rates as specified herein, b) Quality Assurance product quality audit defect rates c) final system test yields. Supplier agrees to track these goals on a monthly basis, and to commit the resources necessary for the attainment of these goals.

      Supplier commits to provide to Company on a regular basis, quality performance data in a format which may be specified by Company. This data shall include, but is not limited to quality assurance results, and process monitoring and test results.

In addition to the provisions contained in this "Quality" clause, Supplier also agrees to follow the attached Corrective and Preventive Action Roadmaps in Attachment E.

EMERGENCY SERVICE - In addition to the material replacement provisions set forth in the "WARRANTY" and "REPAIRS NOT COVERED UNDER WARRANTY" clauses, Supplier agrees, in the event of an emergency out-of-service condition caused by material furnished under this Agreement to ship replacement material within twenty-four
(24) hours of verbal notification by Company during the term of this Agreement.

In order to schedule shipment of replacement material, Company may call TBD. This service will be available twenty-four (24) hours a day and seven days a week.

For material under warranty, there will be no charge for replacement material and transportation costs will be borne by Supplier. For material not under warranty, charges for replacement material will be at the price set forth in Supplier's then current agreement with Company for said material or if no such agreement exists, at a price agreed to by Supplier and Company; transportation costs will be borne by Company. If the parties fail to agree on a price for material furnished pursuant to this clause, the price shall be a reasonably competitive price for such material at the time for delivery.

If defective or nonconforming material under warranty is not returned to Supplier by Company within sixty (60) days subsequent to Company's receipt of replacement material under this clause, it is understood that Supplier shall have the right to invoice Company at the price set forth in Supplier's then current agreement with Company for said material or if no such agreement exists, at a price agreed to by Supplier and Company.

- - Orders placed under this Agreement containing a notation that the material is intended for use under Government contracts shall be subject to the then current Government Provisions printed on the order or in attachments thereto.

 - In the event Supplier is not installing the material, and if requested by Company, Supplier agrees to make available at the installation site, without charge, a field engineer to render installation and cutover assistance as required by Company. At a cost to be mutually determined at the time such assistance is requested by Company.

- - All persons furnished by Supplier shall be considered solely Supplier's employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier agrees to indemnify and save harmless Company, its affiliates, and its customers and their officers, directors, employees, successors, and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities, and expenses (including reasonable attorneys' fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the work or services performed by Supplier or persons furnished by Supplier, (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier or by any subcontractor, or by reason of any injuries to such persons for which Company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company, (3) any failure on the part of Supplier to satisfy all claims for labor, equipment, materials, and other obligations relating directly or indirectly to the performance of the Work; or (4) any failure by Supplier to perform Supplier's obligations under this clause or the INSURANCE clause. Supplier agrees to defend Company, at Company's request, against any such claim, demand, or suit. Company agrees to notify Supplier within a reasonable time of any written claims or demands against Company for which Supplier is responsible under this clause.

 - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the work is performed, (2) employer's liability insurance with limits of at least $300,000 for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence, (4) Comprehensive General Liability ("CGL") insurance, including Blanket Contractual Liability and Broad Form Property damage, with limits of at least $1,000,000 combined single limit for personal injury and property damage for each occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products or material is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence. All CGL insurance shall designate American Telephone and Telegraph Company, its affiliates and their officers, directors, and employees (all hereinafter referred to in this clause as "Company") as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage.

Supplier agrees that Supplier, Supplier's insurer(s), and anyone claiming by, through, under, or in Supplier's behalf shall have no claim, right of action, or right of subrogation against Company and its customers based on any loss or liability insured under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior to the start of work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

 - Upon Company's written request, "Insignia", including certain trademarks, trade names, insignia, symbols, decorative designs, or packaging designs of Company or Lucent Technologies Inc., hereinafter "Lucent Technologies Inc.", or evidences of Company's, Company's Agent's or Lucent Technologies Inc. inspection will be properly affixed by Supplier to the material furnished or its packaging. Such Insignia will not be affixed, used, or otherwise displayed on the material furnished or in connection therewith without written approval of Company. The manner in which such Insignia will be affixed must be approved in writing by Company in accordance with standards established by Lucent Technologies Inc. Lucent Technologies Inc. and/or Company shall retain all right, title and interest in any and all packaging designs, finished artwork, and separations furnished to Supplier. This clause does not reduce or modify Supplier's obligations under the IDENTIFICATION and USE OF INFORMATION clauses.

In addition, Supplier agrees to add any other identification which might be requested by Company such as but not limited to distinctive marks conforming to Company's Serialization Plan. Charges, if any, for such additional identification marking shall be as agreed upon by Supplier and Company. This clause does not reduce or modify Supplier's obligations under the clause IDENTIFICATION on the reverse side of page one of this Agreement.

 - In addition to any marking required in the product specification, Supplier shall show the Comcode (9-digit number for the material) on all preliminary and final packaging and packing slips. This shall be shown directly above the identification marking in the same size print.

 - Supplier, with Company's concurrence and without any obligation to Company to continue such activity, may establish and maintain a stock of inspected and approved material for future shipment against Company's orders applying against this Agreement.

There shall be no obligation or commitment by Company to place orders or to otherwise accept or compensate Supplier for material placed in such stocking program or for the cost of such stocking program. Such stocking program shall be established only after written authorization to Supplier by Company. The addition of material to stock pursuant to the provisions of such stocking program shall cease upon Company's withdrawal of such authorization.

 - It is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to sell to Company any or all material or services of the type described in this Agreement which Company may require, nor requires the purchase of any material or services from Supplier by Company. It is, therefore, understood that Company may contract with other manufacturers and suppliers for the procurement of comparable material or services. In addition, Company shall at its sole discretion, decide the extent to which Company will market, advertise, promote, support, or otherwise assist in further offerings of the material or services.

Supplier agrees that purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

- - Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by telegram tested telex, confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

        To Company:        Lucent Technologies Inc.
                           Mr. James B. Phipps, Senior Procurement Specialist
                           5420 Millstream Road
                           Greensboro, NC  27420

        To Supplier:       Mr. Keith Schneck, President
                           AM Communications, Inc.
                           1900 AM Drive
                           Quakertown, PA  18951

Such notice or demand shall be deemed to have been given or made when sent by telegram, telex, or facsimile, or similar communication or when deposited, postage prepaid in the U.S. mail.

The above addresses may be changed at any time by giving prior written notice as above provided.

 - If Company's invoices to Supplier fall due or if Supplier owes money or is otherwise obligated to make payments to Company when invoices rendered by Supplier become payable, Company may offset its invoices or the sums due or obligated, making remittance to Supplier only for any balance due. Where the balance is in Company's favor, Company shall so advise Supplier and Supplier shall remit to Company the balance due. This offsetting of invoices or sums due or obligated shall not affect the right of either party to question the correctness of the invoices.

 - Supplier agrees to furnish, at no charge, product documentation, and any succeeding changes thereto, as requested by Company. Company may use, reproduce, reformat, modify, and distribute any such product documentation. Company agrees to reproduce Supplier's copyright notice contained on any documentation reproduced without change by Company. For documentation which is reformatted or modified by Company, Company shall have the right to place only Company's own copyright notice on the reformatted or modified documentation. It is the intent of the parties that Company's copyright notice shall be interpreted to protect the underlying copyright rights of Supplier to the documentation to the extent such underlying rights are owned by Supplier.

 - Supplier agrees to submit to Company all advertising, sales promotion, press releases, and other publicity matters relating to the material furnished or the services performed by Supplier under this Agreement wherein Company's names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and Supplier further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without Company's prior written approval. This does not reduce or modify Supplier's obligations under the clause IDENTIFICATION on the reverse side of page one of this Agreement.

- - When material furnished under this Agreement is subject to Part 68, Part 15 or any part of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, (hereinafter "FCC Rules"), Supplier warrants that such material complies with the registration, certification, type-acceptance and/or verification standards of the FCC Rules including, but not limited to, all labeling, customer instruction requirements, and the suppression of radiation to specified levels. Supplier shall also establish periodic ongoing compliance retesting and follow a Quality Control program, submitted to Company, to assure that material shipped complies with the applicable FCC Rules. Supplier agrees to indemnify and save Company harmless from any liability, claims, or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made because of Supplier's noncompliance with the applicable FCC Rules. Supplier agrees to defend Company, at Company's request, against such liability, claim or demand.

In addition, should material which is subject to Part 15 of the FCC Rules, during use generate harmful interference to radio communications, Supplier shall provide to Company information relating to methods of suppressing such interference and pay the cost of suppressing such interference or, at the option of Company, accept return of the material and refund to Company the price paid for the material less a reasonable amount for depreciation, if applicable.

Nothing in this clause shall be deemed to diminish or otherwise limit Supplier's obligations under the "WARRANTY" clause or any other clause of this Agreement.

 - If Company rejects any or all of the material, Company may, in addition to all its other rights and remedies at law or equity, exercise one or more of the following remedies: (1) return rejected material for full credit at the price charged plus transportation charges from Supplier's plant and return; or (2) accept a conforming part of any shipment; or (3) consider this agreement breached to the extent of the quantity rejected; or (4) have rejected material replaced by Supplier at the purchase price stipulated in this Agreement.

 - If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire agreement, but rather the entire agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Supplier and Company shall be construed and enforced accordingly.

 - It is understood that visits by Supplier's representatives or Supplier's subcontractor representatives to Company's premises for inspection, adjustment, or other purposes in connection with material or equipment purchased under this Agreement shall for all purposes be deemed "work" under this Agreement and shall be at no charge to Company unless otherwise agreed in writing between the parties.

 - Company shall be entitled to ongoing technical support, including field service and assistance, provided, however, that the availability or performance of this technical support service shall not be construed as altering or affecting Supplier's obligations as set forth in the "WARRANTY" clause or elsewhere provided for in this Agreement.

Ongoing technical support via telephone will be at no charge. During the "WARRANTY" period for material, Supplier's field service technical support services shall be provided to Company without charge, including emergency on-site twenty-four (24) hour technical assistance. Beyond the "WARRANTY" period, charges, if any, for field service technical support, will be provided at Supplier's standard rates unless otherwise agreed to in writing.

 - Company may at any time terminate this Agreement by giving Supplier at least sixty (60) days prior written notice. Company may also at any time terminate any or all purchase orders placed by Company under this Agreement. Unless otherwise specified in this Agreement, Company's liability to Supplier with respect to such terminated purchase order or orders shall be limited to: (1) Supplier's purchase price of all components for the material (not usable in Supplier's other operations or salable to Supplier's other customers), plus (2) the actual costs incurred by Supplier in procuring and manufacturing material (not usable in Supplier's other operations or salable to Supplier's other customers) in process at the date of the notice of termination; less (3) any salvage value thereof. However, no such termination charges shall be payable if within sixty
(60) days after notice of termination material equivalent in kind to that being terminated is ordered by Company from Supplier.

- - Supplier will provide a complete, defined and agreed to training curriculum, on the installation, management, and maintenance of Suppliers product portfolio, to the defined Company lead technical representatives. This training curriculum will be comprised of a combination of classroom and lab sessions.

The purpose of the classroom sessions will be to review Suppliers products and their theory of operation. The lab sessions will be used to train all appropriate Company technical specialist in the proper installation, configuration, management, debugging, and maintenance techniques. All of this will be customized and delivered within the context of the specific Company network design and implementation.

Each Company Train-the-Trainer candidate will be provided a complete documentation kit. This data kit will serve as an information reference source in addition to a foundation for continuing the training efforts within Company. It is important to realize that each Company Train-the-Trainer candidate, at the completion of this educational session, will be thoroughly prepared to support the Company training requirements. Refresher courses ill be made available to Company representatives, in an effort to assist in growing the training population and provide new product related information.

A detailed training curriculum will be developed, specific to the requirements of Company. During the scheduling of the training session(s), Company will provide to Supplier a primary contract that will assist in the orchestration of the training program.

The Train-the-Trainer program as outlined herein can be conducted at Suppliers' corporate facility, in Quakertown, or at a defined Company facility/location.

 - Supplier hereby warrants to Company that, except as expressly stated elsewhere in this Agreement, all material furnished by Supplier as described in this Agreement is safe for its foreseeable use, is not defined as a hazardous or toxic substance or material under applicable federal, state, or local law, ordinance, rule, regulation or order (hereinafter collectively referred to as "law" or "laws"), and presents no abnormal hazards to persons or the environment. Supplier also warrants that it has no knowledge of any federal, state, or local law that prohibits the disposal of the material as normal refuse without special precautions except as expressly stated elsewhere in this Agreement. Supplier also warrants that, where required by law, all material furnished by Supplier is either on the EPA Chemical Inventory compiled under
Section 8(a) of the Toxic Substances Control Act, or is the subject of an EPA-approved premanufacture notice under 40 CFR Part 720. Supplier further warrants that all material furnished by Supplier complies with all use restrictions, labeling requirements and all other health and safety requirements imposed under federal, state, or local laws. Supplier further warrants that, where required by law, it shall provide to Company, prior to delivery of the material, a Material Safety Data Sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder.

Supplier agrees to defend, indemnify and hold Company harmless for any expenses (including, but not limited to, the cost of substitute material, less accumulated depreciation) that Company may incur by reason of the recall or prohibition against continued use or disposal of material furnished by Supplier as described in this Agreement whether such recall or prohibition is directed by Supplier or occurs under compulsion of law. Company agrees to cooperate with Supplier to facilitate and minimize the expense of any recall or prohibition against use or disposal of material directed by Supplier or under compulsion of law.

Supplier further agrees to defend, indemnify and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorneys fees) which Company may incur under any applicable federal, state, or local laws, and any and all amendments thereto, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Consumer Product Safety Act of 1982; the Toxic Substance Control Act; the Resource Conservation and Recovery Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; and the Atomic Energy Act; and any and all amendments to all applicable federal, state, or local laws, by reason of Company's acquisition, use, distribution or disposal of material furnished by Supplier under this Agreement.

- - Supplier warrants that all packaging materials furnished under this Agreement and all packaging associated with material furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons. "Packaging" means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Supplier shall indemnify and hold Company harmless for any liability, fine or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranty.

 - Supplier warrants and certifies that all products, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances." Supplier agrees to indemnify, defend and save harmless Company, its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that may be sustained by reason of Supplier's non-compliance with such applicable law or the terms of this warranty and certification.
 - Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier shall indemnify and hold Company harmless for any liability, fine or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranties or any Certificates of Compliance.

- - If Supplier has knowledge that anything prevents or threatens to prevent the timely performance of the Work under this Agreement, Supplier shall immediately notify Company's Representative thereof and include all relevant information concerning the delay or potential delay.

THE WARRANTY CLAUSE CONTAINED ON THE BACK OF PAGE ONE IS REPLACED WITH THE
FOLLOWING:

 - Supplier warrants to Company and Customers, as defined in this clause, that material furnished will be new of merchantable quality, free from defects in design, material, and workmanship and will conform to and perform in accordance with the specifications, drawings, and samples set forth in this Agreement for a period of five (5) years from the date of delivery to an end user customer (hereinafter "Customer") or, for material installed by Company or its resellers, for a period of five (5) years from the completion of installation. Supplier warrants that at the time of delivery to Company such material shall be free of any security interest or any other lien or any other encumbrance whatsoever. Supplier also warrants to Company and Customers that services will be performed in a first class, workmanlike manner. In addition, if material furnished contains one or more manufacturers' warranties, Supplier hereby assigns such warranties to Company and Customers. Material not meeting the warranties will be, at Company's option, repaired, adjusted, or replaced by Supplier at no cost to Company and Customers. All warranties shall survive inspection, acceptance, and payment.

With respect to such material which Company wants repaired or replaced, it will, at Company's option, either be returned to Supplier for repair or replacement, at no cost to Company, with risk of in-transit loss and damage borne by Supplier and freight paid by Supplier, or be repaired or replaced by Supplier on Customer's site at no cost to Company. Unless otherwise agreed upon by Supplier and Company, Supplier shall complete repairs and ship the repaired material within 15 days of receipt of defective or nonconforming material, or at Company's option, ship replacement material within 15 days after verbal notification is given Supplier by Company. Supplier shall bear the risk of in-transit loss and damage and shall prepay and bear the cost of freight for shipments to Company or Customers of repaired or replaced material. If requested by Company, Supplier shall begin on-site repairs within 3 days after verbal notification is given Supplier by Company. If material returned to Supplier or made available to Supplier on site for repair as provided for in this clause is determined to be beyond repair, Supplier shall promptly so notify Company and, unless otherwise agreed to in writing by Supplier and Company, ship replacement material without charge within 15 days of such notification.

Replacement material shall be warranted as set forth above in this WARRANTY clause. Any material which is repaired, modified, or otherwise serviced by Supplier shall be warranted as provided in this WARRANTY clause for the remainder of the warranty period or ninety (90) days after the material is returned to a Customer, whichever is later (based upon the date repair, modification, or other service is completed and accepted by Company).

THE SUPPLIERS INFORMATION CLAUSE CONTAINED ON THE BACK OF PAGE ONE IS REPLACED WITH THE FOLLOWING:

 - Except for Product Proprietary Rights, Supplier shall not provide under, or have provided in contemplation of this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disc, semi-conductor memory or other information-conveying tangible article, unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary. If Supplier must furnish any such information with restrictions, it shall only be furnished after negotiation and execution of a non-disclosure agreement specifically identifying the information and setting forth Company's rights and obligations with respect thereto.

WORK DONE BY OTHERS - If any part of the work done by Supplier under this agreement is dependent upon work done by others, Supplier shall inspect and promptly report to Company any defect that renders such other work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such other work as fit, proper, and suitable for Supplier's performance of the work under this Agreement.

 - If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

 - Supplier agrees to limit its acceptance of orders placed under this Agreement to 1) C-COR Electronics and Company's Merrimack Valley Works.

 - Company shall have the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement either in whole or in part (an "Assignment"), including, but not limited to, software licenses and other grants of intellectual property rights, at any time and without Supplier's consent, to (i) any present or future affiliate (including any subsidiary or affiliated entity thereof) of Company or (ii) any unaffiliated new entities that may be formed by Company pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof. Company shall give Supplier written notice of any Assignment, including (i) the effective date of the Assignment ("Effective Date"), and (ii) the entity or entities receiving rights and/or assuming obligations thereunder ("Entities"). Upon the Effective Date and to the extent of the Assignment, Company shall be released and discharged from all further duties under this Agreement as to materials, services, or intellectual property rights transferred to assignee, ordered from or provided by Supplier prior to, on or after the Effective Date and Supplier shall look only to the assignee for performance of obligations related thereto. Notwithstanding that an Assignment has been made, Company, at its sole option, shall continue to have the right to purchase, lease, or license material or services under this Agreement as if an Assignment had not been made. If this Agreement includes a commitment to purchase a stated or determinable quantity of goods, services or rights, or prices that vary based on the quantities purchased, the aggregate of purchases by Company and the Entities under this Agreement will be included in the quantity.

RIGHTS OF THE PARTIES TO THE PRODUCT PROPRIETARY RIGHTS

(A) Supplier hereby assigns transfers and conveys to Company all of the Product Proprietary Rights. Supplier also agrees that without charge to the Company, and its employees, consultants, representatives and agents it will sign all papers and do all acts which may be necessary desirable or convenient to enable Company at Company's expense to file and prosecute applications for patents or copyrights on any thereof and to maintain patents and copyrights granted thereon.

(B) Company hereby grants to Supplier and to purchasers of Supplier's products an irrevocable non-exclusive, perpetual and fully paid license to utilize the Product Proprietary Rights in any products from time to time developed, manufactured, sold or distributed by Supplier; provided that at no time will Supplier manufacture or sell the Product except to Company or as otherwise permitted by Company.

SUPPLIER PROPRIETARY RIGHTS

Supplier hereby grants to Company an irrevocable, non-exclusive, perpetual and fully-paid license to utilize Supplier Proprietary Rights as necessary for the manufacture sale, lease, distribution, and use (including by end-users) of Products. The parties agree to negotiate in good faith, their terms and conditions related to the use by Company of Supplier Proprietary Rights in uses other for the manufacture, sale, lease, distribution, and use of Products. Without limiting the foregoing, Company shall not transfer, convey, license or otherwise permit the use of any of the Supplier Proprietary Rights by third parties, except that Company shall have the right to license sub-license, as applicable, such supplier rights to a third party solely as necessary in order to permit such third party to manufacture Products for sale to the Company for Company's internal use or the sale thereof by Company to third party end users.

 - It is Company's policy that Minority and Women-Owned Business Enterprises (MWBEs) as defined in Attachment C shall have the maximum practicable opportunity to participate in the performance of contracts. Supplier agrees to use its good faith efforts to award subcontractors to carry out this policy to the fullest extent consistent with the efficient performance of this Agreement. Supplier agrees to conduct a program which will enable MWBEs to be considered fairly as subcontractors and suppliers under this Agreement. Supplier shall submit to Company periodic reports of subcontracting with known MWBEs in the form of Attachment C in such manner and at such time (not more than quarterly) as Company's representative may prescribe. Such periodic report shall state separately for Minority and Women-Owned Businesses the subcontracted work which is attributable to Company. In instances where direct correlation cannot be determined, such MWBE payments may be established by Supplier comparing Company's payments to Supplier, in that period, to total payments to Supplier from all of its customers, in that period, and then arriving at Company's apportionment of such MWBE payments. Supplier further agrees to insert, in any subcontract under this Agreement which may exceed $1,000.00, provisions which conform substantially to this clause Utilization of Minority and Women-Owned Business Enterprises. Nothing in this clause shall affect or diminish the Supplier's obligations as set forth in the assignment and subcontracting provisions or any other provision of this Agreement. If Supplier complies with the provisions of this clause, that will be a factor Company will consider favorably in making procurement decisions about future business with Supplier.


ACCEPTED: Date        19                            LUCENT TECHNOLOGIES INC.

Supplier

By                                               By
  ----------------------------                     ----------------------------

Title                                            Title
     --------------------------                       -------------------------

                                  ATTACHMENT A
                                  CONTRACT NO.


- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
   *Manufacturing           AM Model#            AT&T            CLEI Code #                       AT&T Cost
      Interval                                 ComCode#
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
                      AT-MON-40-ZD12          107341307             (TBA)                           $300.00
- --------------------- -------------------------------------------------------------------------------------------------------
                               ELP-1    - Small general purpose transponder.
                                        Cannot be used with HFC power node.
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
10 Weeks A.R.O.       AT-MON-41-ZD12          107669798          SLCEJ5HDAA                         $300.00
- --------------------- -------------------------------------------------------------------------------------------------------
                               ELP-1 -  Small general purpose transponder
                               S22
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
10 Weeks A.R.O.       AT-MON-50-ZD12          407298033          SLCES6JDAA         $180.00 on shipments made on or after
                               Broadband                                            October 16, 1995
                      amplifier                                                     $150.00 on shipments made on or after
                      transponder                                                   January 1, 1997
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
10 Weeks A.R.O.       AT-MON-80-ZD12          107584500          SACPGHBCAA         $416.58 Initial 250 units only
                      EMP-1 - ONP-2000-                                                          Regular Prices
                      Strand mount optical                                          1-500 units       $256.58
                      node transponder                                              501-1,000 units   $214.56
                                                                                    1,001-2,500 units $189.78
                                                                                    2,500 and up      $167.88

- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
14 Weeks A.R.O.       AT-MCU-00-00            407298090          SLMCHBOARA                        $2,000.00
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
14 Weeks A.R.O.       AT-MRF-01-ZD12          407298108          SLMCJCOARA                        $1,500.00
                      MCR-Multichannel RF
                      receiver unit
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
4 Weeks A.R.O.        AT-CBL-P3               407298082                                              $10.00
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
4 Weeks A.R.O.        AT-CBL-P5               407298074                                              $10.00
                      P5 - Cable assembly
                      that is shipped with
                      an AT-MON-50-ZD12
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------
                      AT-SYS-SW               407298124                                            $3,250.00
                      PC Software DOS
                      version 2.64
- --------------------- ---------------------- ------------- ------------------------ -----------------------------------------

*Manufacturing Interval is dependent on Supplier receiving a six-month requirements forecast from Company.

                                  ATTACHMENT B

                                                      TO CONTRACT __________
                                                      PAGE 3 OF 4 PAGES

STANDARD NATIONAL/ASSIGNMENT ORDER - Under this Agreement, a National/Assignment Order will be issued. The National Assignment Order will be Supplier's authorization to begin production and have material available for shipment as specified, unless production or stock provisions are otherwise specified in this Agreement. The National/Assignment Order will have a "ship to" and "bill to" address in addition to the requested ship date. Upon receipt of the National/Assignment Order, Supplier shall proceed with shipment to the Company's Rocklin, CA Material Distribution Center (MDC) and render billing on separate invoices to the address shown on the National/Assignment Order.

MARKING AND PACKAGING - All material furnished under this Agreement shall be marked for identification purposes as set forth below in accordance with Company's Packing Specification PKG-92706, Issue 8 dated March 25, 1993.

This specification outlines the packaging, packing, marking and palletizing requirements for all purchased products for delivery to Company's Material Distribution Center (MDC).

Packing

Purchased products not covered by specified instructions and/or specifications shall be packaged and packed in suitable containers which will provide adequate protection against damage during domestic shipment, handling and storage in reasonably dry, unheated quarters.

All purchased products shall be packaged in accordance with good commercial practice, complying with the Uniform Freight Classification (UFC) or the National Freight Classification (NFC).

Method of closure shall be in accordance with the requirements of the current issue of Rule 41 of the Uniform Freight Classification and Rule 222 of the National Motor Freight Classification.

Individual shipping carton shall be limited to 60 pounds gross weight, except when one (1) item of packed product exceeds this value. If the carton weight exceeds 60 pounds, the carton is to be clearly marked "Overweight", "Heavy-Do Not Handle Alone" or similar markings.

Supplier must warrant that all packaging, packing and marking material were not manufactured using, and do not contain any HEAVY METALS, OZONE DEPLETING SUBSTANCES (ODSs).

Marking

Each unit or preliminary container shall be clearly marked on one end panel per Company's specification Shipping & Receiving Bar Code Label Standard AT&T 801-001-105, except that the following information shall be shown in the format as follows:

      a.  Company's Comcode Number
      b.  Description
      c.  Quantity
      d.  Date of Manufacture (if applicable)

Each shipping container shall be marked in accordance with Company specification 801-001-105 Shipping & Receiving Bar Code Label Standard. The appropriate Company label profile shall be used.

When precautionary markings are required by Company, the Supplier and/or the approved regulatory agency, all containers shall have such labels and/or markings affixed.

All hazardous material will be packaged and transported in accordance with appropriate Department of Transportation (DOT), Code of Federal Regulations
(CFR), Title 49, International Air Transport Association (IATA), National, State and Local regulations.

All containers having delicate or fragile products shall be marked to indicate the fragility by means of labels, stamps or stencils. The markings shall be placed on not less than one side and one end of the container. Containers pre-printed with "FRAGILE-HANDLE WITH CARE" and/or similar precautionary markings will not require labels, stamps or stencils.

Any container packaged with a non-standard quantity, that container shall be marked with either a label, or stamped/stenciled "NON-STANDARD QUANTITY." (Non-Standard Quantity Containers are limited to one per order.)

Packing Slip

Each shipment must be accompanied by a packing slip that is highly visible on the outside of the carton, in a packing slip envelope, i.e. "Packing Slip Enclosed."

The packing slip shall contain the following information:

      a.  Purchase Order Number and Item Number(s)
      b.  Quantity Shipped
      c.  Company's Comcode Number (if applicable) and Description
      d.  Packing Slip Number
      e.  Evidence of GM&E-SLMC Audit (if applicable)
      f. If not palletized, the total number of cartons in the shipment with the sequence number of each carton (i.e., 1 of 5, 2 of 5, etc.)
      g.  Ship Date
      h.  UL (Underwriter's Laboratory) certification letter attached
          (if applicable).

Source of Inspection Label shall be affixed to the Packing Slip.

Miscellaneous

Containers of any type that are too large or too heavy to be palletized, shall be shipped in their own containers, crates, etc. When practical, these containers shall be skidded to facilitate fork-truck handling.

                                  ATTACHMENT C
                                  CONTRACT NO.

               Lucent Technologies Inc. MWBE BUSINESS DEVELOPMENT
                                PROGRAM OVERVIEW


MWBE VISION - Minority and Women-owned Business Enterprises (MWBEs) are a natural part of Lucent Technologies Inc.'s business environment that creates a differential advantage and contributes significantly to our business success.

MWBE MISSION - Grow and expand Lucent Technologies Inc.'s global business by focusing on Minority and Women-owned Business Enterprises (MWBEs) as a value-added strategy that creates a competitive advantage.

History - In 1968, Lucent Technologies Inc. envisioned the future and saw a changing world. Rapid technological changes and diverse cultures of the world were creating new markets with a demand for new products and services. Business was changing through globalization, new technologies and emerging markets.

An exciting new awareness grew out of this period and it became clear to Lucent Technologies Inc. that we needed to tap new entrepreneurial spirit . . . to seek out innovative minority and women businesses capable of helping us to understand and service these new markets. With this goal in mind, Lucent Technologies Inc. launched its Minority and Women's Business Enterprise (MWBE) Program. Twenty-six years and thousands of business relationships later, the MWBE program represents a strategic element in Lucent Technologies Inc.'s business process.

Definition of MWBEs - MWBE is the acronym for Minority and Women's Business Enterprises. An MWBE is defined as a business which is owned, controlled and operated by minority or women group members. MWBE ownership exists in a business which is at least 51% owned by minority or women group members, or in the case of a publicly held company, a firm which at least 51% of the stock is owned by minority or women group members. MWBE companies must be located within the United States, its territories or possessions; and the owners must be American citizens. (In California only, legal immigrants with permanent resident status in the United States are also eligible.)

Ethnic Groups Considered Minorities:
Native Americans, including American Indians, Eskimos, Aleuts, and native Hawaiians

Asian Pacific Americans, which includes all persons having origins in Japan, China, Vietnam, Korea, Samoa, Guam, the US Territory of the Pacific Islands (Republic of Palau), the Northern Mariana Islands, Laos, Kampuchea (Cambodia), Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Republic of the Marshall Islands, the Federated States of Micronesia or all persons having origin in the Philippine Islands

Asian Indian Americans, which includes all persons having origins in India, Pakistan, Bangladesh, Sri Lanka, Bhutan, or Nepal

African Americans, which means all persons having origin in any of the Black racial groups

Hispanic Americans, which means all persons having origins in Mexico, Puerto Rico, Cuba, Latin or South America, Portugal, or other Spanish culture origins

Unless the owner of a women-owned business is an ethnic minority, as described above, her business is not a minority business. Non-minority women-owned businesses are part of the MWBE program but are reported separately from minority male- and minority female-owned businesses. A minority female-owned business would not be counted in both categories (minority and women owned).

Definition of Second Tier Program - Proactive initiative by which Lucent Technologies Inc.'s suppliers develop an effective MWBE program.

Definition of Second Tier Programs - Payments that our First Tier suppliers pay to MWBEs.

Request of First Tier Suppliers - We recommend that Lucent Technologies Inc. First Tier suppliers establish and track their Minority Business Enterprises
(MBE) and Women Business Enterprises (WBE) procurement goals. The status reports are requested twice a year: October 31, 1995 (January - June reporting) and February 1, 1996 (January - December reporting). The initial report should include 1994 status data.

Inquiries should be directed to:

         Lucent Technologies Inc.
         Virginia Hardesty
         P. O. Box 25000
         Greensboro, NC  27420-5000
         1-800-322-MWBE
         Fax No.:  (910) 279-4953

           LUCENT TECHNOLOGIES INC. MWBE SECOND TIER SOURCING PROGRAM
                                 REPORTING FORM


Return to:
Lucent Technologies Inc.
Virginia Hardesty
Manager, MWBE Business Development
P. O. Box 25000
Greensboro, NC  27420-5000

Re:    Minority and Women Business Enterprises (MWBE) Activity Report

The following is my semi-annual MWBE Business Development Report for the full year 1994 and January thru June of 1995.

- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
                                  METRICS                                  1994                1995          Long Term
                                                                       (Total Year)        (Jan - June)         Goal
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
       I.  Revenues From Lucent Technologies Inc.                                                           XXXXX
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
      II.  Lucent Technologies Inc. % of Total Revenues                                                     XXXXX
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
     III.  Total MBE Dollars
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
      IV.  Total MBE % of Total Procurement
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
       V.  Total WBE Dollars
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------
      VI.  Total WBE % of Total Procurement
- ---------- ------------------------------------------------------- --------------------- ------------------ -------------

Company Name                                     Date


Name, Title                                      Phone Number